Exhibit 4.2

OPTION AGREEMENT

THIS AGREEMENT dated the 17 day of ~~October, 2004.~~

March 2005

BETWEEN:

Ellsworth Dickson. of 217 1363 56th1 Street, Delta, British

Columbia, V4L 2P7

Glen Dickson. of 3992 Cedar Hill Road, Victoria, British

Columbia, VSN 3C1

Paul Dickson. of 1.49 .- 1489 Marine Drive, West Vancouver,

British Columbia, V7T lBS

Rene Dovharcabal of 20473 — 43A Avenue, Langley, British

Columbia, V3A 3C7

(hereinafter called the “Optionors”)

OF THE FIRST PART

AND:

Interactive Exploration Inc., of

Suite 1150—355 Burrard Street

Vancouver, British Columbia V6C 2G8

(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionors are the beneficial owners of an undivided 100% interest in the mineral claims (the “Claims”) as more particularly described in Schedule ‘A’ attached hereto, situated in the Greenwood Mining Division in the Province of British Columbia; and

B.

The Optionors have agreed to grant an option to sell an undivided 95% interest in and to the Claims to the Optionee upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WETNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the Optionors hereby give and grant to the Optionee the sole and exclusive option (“Option”) to purchase an undivided 85% interest in and to the Claims subject to the following terms and conditions:

1.1

The Option shall be irrevocable and shall be open for exercise by payment by the Optionee to the Optionors as follows:

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(a)

the payment of the sum of $5,000 upon the execution of this Agreement;

(b)

the payment of the sum of $5,000 sixty days from the date of this Agreement;

(c)

the issuance of 100,000 shares upon the earlier of thirty days from the date of this Agreement or the Optionee receiving approval from the TSX Venture Exchange to the terms of this Agreement;

(d)

the issuance of an additional 200,000 shares in the capital of the Optionee within thirty days of the Optionee receiving a positive feasibility study recommending placing the Claims into commercial production;

(e)

the Optionee completing an exploration program on the Claims in the amount of $80,000 to be completed on or before the first anniversary date of this Agreement, subject to the availability of a drill rig; and

(f1)

the Optionee completing additional exploration work on the Claims in the amount of $120,000 to be completed on. or before the third anniversary date of this Agreement.

1.2

Upon the Optionee making the payments set out in paragraphs 1.1(a) and (b), issuing the shares as set out in paragraph 1 1(c) hereof and making the exploration expenditures as set out in paragraphs 1.1(e) and (f), the Option shall be deemed to have been exercised and the Optionee shall have earned an undivided 95% interest in the Claims. Upon exercise of the Option the Optionors’ 5% shall remain carried and the Optionee shall pay the costs of all additional exploration and development of the Claim&

1.3

The Optionee shall have the right at any time to purchase the Optionors’ 5% interest in the Claims for the purchase price of $1,000,000.

1.4

All payments and share issuances made pursuant to paragraph 1.1 hereof shall be payable as to 25% to each of the Optionors and delivered in accordance with paragraph 14 hereof.

2.1

As additional consideration for the Optionors entering into this Agreement, the Optionee acknowledges that its interest in the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of Net Smelter Returns payable to the Optionors.

2.2

For the purpose of this paragraph “Net Smelter Returns’ shall mean the actual proceeds received by the Optionee from a smelter or other place of sale or treatment in respect of all ore removed by the Optionee from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment, but without any other deduction whatsoever. Net Smelter Returns due and payable to the Optionors hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Optionee. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Optionors, upon written request, who shall have sixty days after receipt of such statements to question their

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accuracy and failing such question, the statements shall be deemed correct. The Optionors or their representative duly appointed in writing shall have the right at al.l reasonable times upon written request to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smelter Returns and at his own expense to make copies thereof

2.3

The Optionee shall at any time have the right to purchase part or all of the 2% Net Smelter Return Royalty from, the Optionors by paying the Optionors the sum of $1,000,000 per percentage point.

3.1

During the term of this Agreement the Optionee shall have the exclusive possession and control of the Claims and the right by its employees, agents, or contractors to explore, prospect, examine and develop the Claims in such a manner as the Optionee, in its sole discretion shall decide and based on professional geological recommendations,

4.1

The Optionors represent and warrant that they are the beneficial owners of an undivided

100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that they have flail power, absolute authority and capacity to enter into this Agreement without obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

5.1

The Optionors agree to execute and deliver to the Optionee such bills of sale, transfers or other documentation required to transfer an undivided 95% interest in and to the Claims to the Optionee concurrently upon the execution of this Agreement. The Optionee has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the Optionee but beneficial ownership to the Claims shall be subject to the terms of this Agreement.

6.1.

During the currency of this Agreement the Optionee agrees to:

(a)

keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder and in good standing by doing and filing all necessary work and payment of all taxes required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard; and

(b)

conduct all work on or with respect to the Claims in a careful and minerlike manner and in accordance with the applicable laws of the Province of British Columbia and indemnify and save the Optionors harmless from any and all claims, suits or actions made or brought against the Optionors as a result of work done by the Optionee on or with respect to the Claims.

7. 1

The Option shall forthwith terminate:

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(a)

upon the failure of the Optionee to make any of the payments, or issue any shares or completing the exploration expenditures as specified in paragraph 1.1 hereof by the dates specified;

(b)

upon the Optionee giving notice of termination to the Optionor; or

(c)

upon the expiration of thirty days after service of notice to the Optionee in writing by the Optionors of a breach by the Optionee of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

7.2

Upon termination of the Option all obligations or liabilities hereunder of whatever nature of the patties shall. cease and determine except for the obligation of the Optionee to leave the Claims free and clear of any liens, charges or encumbrances arising from its work thereon, or for materials or supplies delivered thereto at its request. The Optionee shall have the right for ninety days thereafter to remove any machinery, equipment or supplies brought on to the Claims by it.

7.3

In the event the Optionee terminates the Option, the Optionee shall, forthwith transfer any interest it has in the Claims to the Optionors for the sum of $10.00.

8.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government and acts of God particularly as they may affect exploration and development of the Claims but excluding the want of funds. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly. Each party agrees to cooperate with the other in applying for and obtaining all required federal, territorial, provincial and other governmental approvals.

9.

The data and information coming into the possession of the Optionors by virtue of this Agreement shall be kept confidential and shall not be disclosed to third parties without the written consent of the Optionee.

10.

Nothing in this Agreement shall be deemed to constitute the Optionors the partner of the Optionee except as specifically provided the agent of the other. Each party agrees to indemnify and hold the other harmless from and against the breaches of its representations, warranties, or agreements hereunder and from and against any negligent or intentional acts by it or any of its officers, agents or employees.

11.

Time shall be of the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be of the essence of this Agreement.

12.

The Optionors and the Optionee acknowledge this Agreement and the issuance of any shares in the capital of the Optionee are subject to the approval of all necessary regulatory authorities including the TSX Venture Exchange as applicable and agree to promptly comply with all conditions and requirements which may be required by such regulatory authorities.

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13.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall he deemed to refer to

Canadian funds

14.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party to its address set forth in the beginning of this Agreement and if so delivered shall it deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal day following the date of mailing.

15.

The Optionors will indemnify and save the Optionee harmless from all loss, damage, costs actions and suits arising out of or in connection with any breach of any representation, warranty, covenant agreement or condition made by him and contained in this Agreement The Optionors acknowledges and agree that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

16.

An area of common interest shall be deemed to comprise that area which is included within five kilometers of the outermost boundary of the Claims as at the date of this Agreement. Except as to renewals or improvements in title to mineral claims or mineral rights held by a party prior to the date of this Agreement which have not been added to the Claims, if at any time during the subsistence of this Agreement any party (in this paragraph only called the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claims, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in paragraph 16 the Acquiring Party shall forthwith give notice to the other party of that staking or acquisition, the cost thereof and all details in possession of that party with respect to the nature of the property and the known mineralization. The other party shall have a period of thirty days to give notice of whether it elects to have such additional mineral rights form part of the Claims and each party shall pay an amount equal to its % ownership of the Claims in acquiring the additional mineral rights.

17.

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

I8.

This Agreement shall come to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written

ELLSWORTH DICKSON	PAUL DICKSON
/s/ Ellsworth Dickson	/s/ Paul Dickson

GLEN DICKSON	RENE DOYHARCABAL
/s/ Glen Dickson	/s/ Rene Doyharcabal

KL&O32IORLVCKY 130Y\1666

INTERACTIVE EXPLORATION INC.
Per: /s/ Len Harris
Authorized Signature

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SCHEDULE “A”

The Lucky Boy claim group includes:

-

The 16 unit Ridge claim (Tenure #402 145)

-

The Lucky Boy Crown Grant Lot No. 3073s

-

The Tie Crown Grant Lot No. 3071s

-

The Glory Crown Grant Lot No. 3074s

-

Tbe ideal Crown Grant Lot No. 3075s

-

The Glory Fraction Lot No. 3076s

These claims are situated in the Greenwood Mining Division of the Province of British Columbia.

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